Exhibit 3.1
                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 09:10 AM 10/27/2005
                                                       FILED 09:03 AM 10/27/2005
                                                    SRV 050877462 - 4051327 FILE

                          CERTIFICATE OF INCORPORATION
                          OF USA SUPERIOR ENERGY, INC.

FIRST:  The name of the corporation is:  USA Superior Energy, Inc.

SECOND: Its registered office in the State of Delaware is located at 25 Greystone Manor, Lewes, Delaware 19958-9776, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 1,000 shares having a par value of $.01 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: The incorporator is Harvard Business Services, Inc., whose mailing address is 25 Greystone Manor, Lewes, DE 19958-9776. The powers of the incorporator are to file this certificate of incorporation, approve the by-laws of the corporation and elect the initial directors.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

I, Richard H. Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this 27th day of October, 2005.


Signed and Attested to by:
                                        /s/Richard H. Bell
                                        -------------------------------------
                                        Richard H. Bell, President & Secretary
                                        HARVARD BUSINESS SERVICES, INC.